Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 15, 2006, by and among HEALTH SYSTEMS SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Nevada (“HSS”), CAREKEEPER SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Florida (the “Buyer” or “Carekeeper”), and the shareholders (the “Sellers”) of Carekeeper Software, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Company”).

WITNESSETH:

WHEREAS, the Sellers are the record and beneficial owners of all of the outstanding capital stock of the Company; and

WHEREAS, the Buyer is a wholly-owned subsidiary of HSS; and

WHEREAS, the Sellers desire to sell to the Buyer all of the outstanding capital stock of the Company (the “Sale”) and the Buyer desires to purchase from the Sellers at the Closing all of the then outstanding capital stock of the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Sellers and the Boards of Directors of HSS and the Buyer have each approved the Sale, the terms of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

AGREEMENT

1.  Purchase and Sale

1.1  General. At the Closing, and subject to the terms and conditions of this Agreement, the Sellers agree to sell, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Sellers, all of the outstanding shares of capital stock of the Company as set forth in Annex I hereto (the “Shares”).

1.2  Delivery of the Shares. At the Closing, and subject to the terms and conditions of this Agreement, the Sellers shall deliver to the Buyer certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, and such other instruments as shall reasonably be required to transfer to the Buyer all right, title and interest in and to the Shares, free and clear of any Encumbrances. All such certificates, stock powers and instruments shall be in form and substance reasonably satisfactory to the Buyer.

1.3  Consideration. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer shall acquire the Shares from the Sellers for the following aggregate consideration (the “Consideration”):

(a)  Buyer or HSS shall provide to the Company an operating line of credit in an amount of up to $1,500,000 (the “Line of Credit”). Amounts under the Line of Credit shall be made available in the form of draw downs at such times and in such amounts as shall be pre-approved by HSS in its sole and absolute discretion. The Line of Credit shall be used solely for the following purposes:

(i)  Payment of the Company’s accounts payable in accordance with the payment schedule attached hereto as Schedule 1.3;

(ii)  Payment of the amounts due to the Sellers as listed Schedule 1.3; and

(iii)  Payment of operating expenses of the Company, in accordance with an annual budget jointly prepared by Buyer and the Company’s management (as may be amended from time to time) pre-approved by HSS;

(b)  the Earnout amount described in Section 1.4, below; and

(c)  The Contingent Payment described in Section 1.5 below.

1.4  Earnout. The Sellers shall be entitled to receive the following amounts (the “Earnout”):

(a)  For the period from the Closing Date through December 31, 2006 (“Period 1”), an amount equal to the product of 0.15 times the annual gross revenue generated by the operations of and the related cash collected by the Company from all sales of the Company’s products and services (the “Operating Revenue”);

(b)  For the period from January 1, 2007 through December 31, 2007 (“Period 2”), an amount equal to the product of 0.10 times the annual Operating Revenue; and

(c)  For the period from January 1, 2008 through December 31, 2008 (“Period 3”), an amount equal to the product of 0.05 times the annual Operating Revenue.

(d)  Upon the closing of a Change of Control event occurring during the times set forth below, Buyer shall pay to Sellers the Earnout amount set forth below (provided that Buyer shall be responsible for the payment set forth in this subsection (d) only if the third party (if any) involved in the Change of Control event does not assume the Buyer’s obligations under this Agreement):

Dates during which Change of Control Event Occurs	Earnout Amount

Period 1 - Closing Date through 12/31/2006
The sum of (x) 15% of the Period 1 Operating Revenues shown on the Company’s Pro Forma Statements attached at Schedule 1.5 (the “Pro Forma Operating Revenue”), plus (y) 5% of the Period 2 Pro Forma Operating Revenue, plus (z) 2.5% of the Period 3 Pro Forma Operating Revenue

Period 2 - 01/01/2007 through 12/31/2007	The sum of (x) 5% of the Period 2 Pro Forma Operating Revenue, plus (y) 2.5% of the Period 3 Pro Forma Operating Revenue

Period 3 - 01/01/2008 through 12/31/2008	2.5% of the Period 3 Pro Forma Operating Revenue

These additional payments shall be payable to the Sellers on an annual basis and in each case within 45 days after the close of the calendar year. Such amounts will be allocated among the Sellers in accordance with their pro rata share ownership of the Company. All calculations to be made in connection with these additional payments shall be determined by the independent certified public accountants of the Buyer (such determination to be final and binding on the parties hereto) using the same revenue, income and expense recognition policies and practices as have been historically used by the Buyer prior to the date hereof.

Contingent Payment.

(e)  As additional Consideration, the Sellers shall be entitled to receive a contingent payment (the “Contingent Payment”) consisting of common stock (the “Common Stock”) of HSS in accordance with this Section 1.5. The Contingent Payment, if any, shall be payable annually over a period of three years. In no event shall the Contingent Payment, in the aggregate, exceed 400,000 shares of Common Stock (the “Contingent Payment Cap”). Upon reaching the Contingent Payment Cap, all further obligations of Buyer and HSS to pay the Contingent Payment will terminate. The initial Contingent Payment shall be based on the period beginning on the Closing Date and ending December 31, 2006 (“Initial Period”). The Contingent Payment shall have as its baseline relationship (x) the issuance of 100,000 shares of Common Stock (the “Base Payment”) and (y) the Company’s achieving at least 95% of the Operating Revenue projected from its operations in each of the Initial Period and the calendar years 2007 and 2008 (collectively, the “Calculation Periods”) as specified on the pro forma operating statement attached hereto as Schedule 1.5 (the “Period Income Goal”). Thus, if the Company meets its Period Income Goal exactly in any Calculation Period, HSS will issue 100,000 shares of Common Stock to the Sellers pursuant to the terms of this Section 1.5. If the Company’s Operating Revenue in any Calculation Period is greater than the applicable Period Income Goal, then the number of shares of Common Stock issued to the Sellers shall be the sum of (x) the Base Payment, plus (y) the product of (a) the percentage of Operating Revenue in excess of 95% of the applicable projected Operating Revenue times (b) the Base Payment. If the Company’s Operating Revenue in any Calculation Period is less than the applicable Period Income Goal, then the number of shares of Common Stock issued to the Sellers shall be the difference of (x) the Base Payment, less (y) the product of (a) the percentage of Operating Revenue below 95% of the applicable projected period Operating Revenue times (b) the Based Payment.

(f)  By way of example, if the actual Operating Revenue of the Company in the Initial Period is 100% of the projected Operating Revenue for the Initial Period, then the initial Contingent Payment will be 100,000 shares plus (5% of 100,000) or 105,000 shares. If the actual Operating Revenue of the Company in the Initial Period is 90% of the projected Operating Revenue for the Initial Period, then the initial Contingent Payment will be 100,000 shares minus (5% of 100,000) or 95,000 shares.

(g)  Upon a Change of Control event occurring during the times set forth below, Sellers shall receive the aggregate number of shares of Common Stock as set forth below (provided that Buyer shall be responsible for the issuance set forth in this subsection (c) only if the third party (if any) involved in the Change of Control event does not assume the Buyer’s obligations under this Agreement):

Dates during which Change of Control Event Occurs	Shares of Common Stock

Closing through 12/31/2006	200,000 Shares

01/01/2007 through 12/31/2007	100,000 Shares

01/01/2008 through 12/31/2008	50,000 Shares

(h)  HSS shall issue any shares due Sellers under this Section 1.5 on an annual basis and within 45 days after the close of the applicable calendar year (a “Stock Distribution”). At each Stock Distribution, HSS shall instruct its securities transfer agent to issue and allocate shares of Common Stock in the names of the Sellers in accordance with the Seller’s pro rata share ownership of the Company as of the date of Closing. HSS shall notify each Seller of the number of shares issued to such Person and the date of issuance. HSS shall further instruct the Escrow Agent in writing to segregate and account separately for the shares of Common Stock issued to each Seller in a Stock Distribution, with a copy of such instruction sent to the applicable Seller.

(i)  All shares of Common Stock issued in a Stock Distribution shall be subject to a 3-year lock-up period ending on the third anniversary of the first Stock Distribution made pursuant to this Section 1.5. The form of the lock-up agreement is attached hereto as Exhibit A (the “Lock Up Agreement”), and the shares issued in a Stock Distribution shall be held in escrow pursuant to the terms and conditions of an escrow agreement, the form of which is attached hereto as Exhibit B (the “Escrow Agreement”). During the term of the lock-up period, HSS agrees to adjust the number of shares issued to each Seller consistent with any stock dividend, reverse dividend splits, calls or redemptions effected as to any share of Common Stock and to instruct the Escrow Agent in writing of such adjustment, and provide a copy of such instruction to the applicable Seller. HSS agrees, and the Lock Up agreement and Escrow Agreement shall recognize, that Seller has the right during the lock-up period (i) to receive directly any dividend or other cash payments made by HSS in respect of the Common Stock issued in the Seller’s name and (ii) to vote any shares of Common Stock issued in its name.

(j)  All calculations to be made in connection with the Contingent Payment shall be determined by the independent certified public accountants of the Buyer (such determination to be final and binding on the parties hereto) using the same revenue, income and expense recognition policies and practices as have been historically used by the Buyer prior to the date hereof.

1.5  Resignations. Prior to or at the Closing, the Sellers will, upon the request of the Buyer, obtain the removal or resignation, effective as of the Closing, of each of the directors and officers of the Company.

1.6  Closing and Closing Date.

(a)  The closing (the “Closing”) of the transactions herein contemplated shall occur simultaneously with the execution of this Agreement (such time and date being referred to herein as the “Closing Date”), at the offices of Adorno & Yoss LLP, Suite 400, 2525 Ponce de Leon Boulevard, Miami, Florida 33134, or at such other time and place as the Sellers and the Buyer shall agree.

(b)  At the Closing, the Sellers shall deliver, or caused to be delivered, to the Buyer the following items:

(i)  certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled;

(ii)  duly executed Lock Up Agreement in the form of Exhibit A attached hereto;

(iii)  duly executed Escrow Agreement in the form of Exhibit B attached hereto;

(iv)  duly executed employment agreement between the Buyer and Jake Levy, in form and substance satisfactory to the parties; and

(v)  duly executed employment agreement between the Buyer and Dorothy Levy, in form and substance satisfactory to the parties.

(c)  At the Closing, the Buyer shall deliver, or caused to be delivered, to the Sellers the following items:

(i)  certificate of the secretary of the Buyer, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of the Buyer, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(ii)  certificate of the secretary of HSS, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of HSS executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of the HSS, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which HSS is a party and the consummation of the transactions contemplated hereby and thereby;

(iii)  duly executed Lock Up Agreement in the form of Exhibit A attached hereto;

(iv)  duly executed Escrow Agreement in the form of Exhibit B attached hereto;

(v)  duly executed employment agreement between the Buyer and Jake Levy, in form and substance satisfactory to the parties; and

(vi)  duly executed employment agreement between the Buyer and Dorothy Levy, in form and substance satisfactory to the parties.

(d)  At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

1.7  Taking of Necessary Action; Further Action; Cooperation.

(a)  Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all of the Shares, the Sellers shall take, in the name of the Sellers or otherwise, all such lawful and necessary action.

(b)  The Sellers and the Buyer shall generally cooperate with each other and their respective officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intent and purposes of this Agreement and the consummation of the Sale. In connection with these efforts, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain any third party consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law, including applicable securities and antitrust Laws.

2.  Representations and Warranties of the Sellers.

In order to induce the Buyer to enter into this Agreement and purchase the Shares, each of the Sellers, severally but not jointly, makes the following representations and warranties to the Buyer, which representations and warranties shall be true and correct as of the date hereof:

2.1  Disclosure Schedules; Due Diligence Information; Access.

(a)  The Sellers have delivered to the Buyer the Disclosure Schedule, which includes the numbered schedules specifically referred to in this Article 2 (the “Disclosure Schedule”). The information contained in the Disclosure Schedule is complete and accurate, and all documents that are attached to or form a part of the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent. References to Schedules in this Agreement shall be to Schedules included in the Disclosure Schedule.

(b)  All of the documents, financial statements, reports, compilations, management and statistical reports and other information provided by the Sellers to the Buyer in response to Buyer’s due diligence investigation of the business and the assets of the Company are true, correct and complete.

(c)  The Sellers have given the Buyer and its representatives reasonable access to the Company’s employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records, contracts, Permits and other documents of or relating to the Company or its business and have furnished the Buyer and its representatives with such information concerning the Company as the Buyer has reasonably requested, and including access to employees for purposes of enrolling such employees in Buyer’s employee benefit plans, and to the officers and key managers of the Company, to the extent that such access does not materially interfere with the conduct of the business of the Company.

2.2  Organization. The Company is a corporation validly existing under the laws of the State of Georgia and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The copies of the Company’s articles of incorporation, bylaws or other organizational documents which have been delivered to the Buyer are true, accurate and complete. The Company does not have any subsidiaries and does not own or have any right to acquire any equity interest in any other Person. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture or similar arrangement.

2.3  Binding Agreement. The Sellers have all requisite power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered on behalf of the Sellers and, assuming the due authorization, execution and delivery by the Buyer and HSS, constitutes a legal, valid and binding obligation of the Sellers enforceable in accordance with its terms, except to the extent or limited by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws and general principles of equity.. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Buyer at the Closing will have been duly and validly executed and delivered by the Sellers and will be enforceable against the Sellers in accordance with its terms, subject to the qualifications set forth in the preceding sentence.

2.4  Absence of Violations; Required Consents.

(a)  The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or result in the breach or default of any provision of the Company’s articles of incorporation, bylaws or other governance documents of the Company, (b) violate any Law or Governmental Order applicable to the Company or the Sellers or any of their respective properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the assets of the Company, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Company is a party or by which its assets are bound.

(b)  The Company has obtained all of the Required Consents. Except as set forth on Schedule 2.4(b), the Company does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement. A true and complete list of all third party (including, without limitation, lenders, lessors, licensees, licensors, distributors and vendors) consents, licenses, permits, waivers, approvals, authorizations or orders obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Company is set forth on Schedule 2.4(b) attached hereto.

(c)  Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction has been enacted, promulgated, entered, or enforced nor any other action has been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the business or the assets of the Company, or which compels the Buyer to dispose of or hold separately all or any portion of the assets of the Company as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the assets of the Company illegal; (iv) which imposes material limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the assets of the Company; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the business or operations of the Company.

2.5  Capitalization; Ownership of Stock.

(a)  The authorized capital stock of the Company consists of: (i) 4,750,000 shares of Class A non-voting common stock, $1.00 par value, of which 878,512.5 shares are issued and outstanding; and (ii) 250,000 shares of Class B voting common stock, $1.00 par value, of which 46,237.5 shares are issued and outstanding. There are no other authorized classes or series of capital stock or other equity securities of the Company. All of the shares of common stock of the Company, including the Shares were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. Sellers’ pro rata Share ownership is set forth on Annex I. There are no outstanding agreements or contracts that require Sellers to sell any shares of common stock of the Company, including the Shares, or that require the Company to issue or sell any shares of capital stock of the Company, including the Shares or any securities convertible into shares of capital stock of the Company, including the Shares. The Shares represent 100% of the outstanding capital stock of the Company.

(b)  The Sellers are the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company free and clear of any and all Encumbrances.

(c)  Other than this Agreement and the shares of capital stock identified in Annex I hereto, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock or other ownership interests in the Company or any securities convertible into or evidencing the right to purchase any shares of capital stock or other ownership interests in the Company. As of the date hereof, all employee stock options have been cancelled. The Company has no outstanding stock appreciation rights or phantom stock plans, nor has it reserved any shares of capital stock for issuance upon exercise or conversion of any rights, options or warrants to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

(d)  Upon the consummation of the Sale at the Closing as contemplated by this Agreement, the Sellers will deliver to the Buyer good title to the Shares free and clear of any and all Encumbrances.

(e)  The Company owns no shares of capital stock or other ownership interests in any other Person or any options, warrants or other securities, or other rights of any kind, convertible into or evidencing the right to purchase any shares of capital stock or other ownership interests in any other Person. There are no statutory stockholders preemptive rights or similar contractual rights to which the Company or any of the Sellers are subject or rights of refusal to which the Company or any of the Sellers are subject with respect to the issuance or sale of capital stock of the Company. The Company has not violated any applicable federal or state securities laws in any material respect in connection with the offer, sale or issuance of any of its capital stock, and the sale of the Shares hereunder do not require registration under the Securities Act. There are no agreements to which either the Company or any of the Sellers is a party with respect to the voting or transfer of the Company’s capital stock that will continue in effect after the Closing.

2.6  Entire Business. The Sellers’ ownership of the business of the Company is evidenced solely by the Shares and the sale, assignment, conveyance and delivery of the Shares to the Buyer pursuant to this Agreement will transfer all of the Sellers’ and their Affiliates’ ownership interests comprising such business.

2.7  Financial Information.

(a)  The Sellers have delivered to Buyer the balance sheets of the Company as at December 31, 2005 (the “December 31, 2005 Balance Sheet”), December 31, 2004 and December 31, 2003, together with the statements of operations, owners equity and cash flows for the three years ended December 31, 2005, together with the notes thereto (the “Financial Statements”).

(b)  Each of the balance sheets referred to above (including the related notes and schedules) fairly presents in all material respects the financial position of the Company, as of its date and each of the statements of operations, owner’s equity and cash flows (including any related notes and schedules) fairly presents in all material respects the results of operations, net income and cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Financial Statements are in agreement with the books and records regularly maintained by the Company.

2.8  Absence of Certain Changes. Except as set forth in Schedule 2.8 and in the unaudited balance sheet of the Company as at March 31, 2006 (“Interim Balance Sheet”) and related unaudited statement of operations, owner’s equity and cash flows for the period months then ended (the “Interim Financial Statements”) previously delivered to the Buyer, since December 31, 2005 to the date of this Agreement there has not been any change in the revenue, working capital, gross margins, financial condition or results of operations or cash flows of the business of the Company or in the condition of the assets of the Company and its business has not suffered any damage, destruction, condemnation, taking or casualty loss, in each case which has had or which could reasonably be expected to have a Material Adverse Effect. The liabilities of the Company do not exceed the amounts thereof set forth on the Interim Balance Sheet.

2.9  No Undisclosed Liabilities. Except as set forth on Schedule 2.9, there are no liabilities associated with the business or the assets of the Company (whether accrued, absolute, contingent or otherwise), except for (i) liabilities of the business of the Company set forth or reserved against or disclosed in the December 31, 2005 Balance Sheet or the notes thereto, (ii) liabilities disclosed in this Agreement or the Disclosure Schedules hereto or the other agreements contemplated by this Agreement, and (iii) liabilities incurred in the ordinary course of business since the date of the December 31, 2005 Balance Sheet and set forth in Schedule 2.9.

2.10  Business Conduct. The Sellers nor any of their respective officers, directors, employees or agents, nor Persons acting under the authority of any of the foregoing (i) have made, or have been charged by any governmental authority with making, directly or indirectly, any domestic or foreign payments for bribes or kickbacks (governmental or commercial) or unlawful political contributions or other questionable or illegal payments with respect to the business of the Company or to secure favorable treatment for its business or (ii) have maintained or permitted to exist any use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other device that could have been or could be utilized to distort records or reports of the true operating results and financial condition of the business of the Company

2.11  Title to Assets; Related Matters. (i) The Company has good, valid and marketable title (as measured in the context of their current uses) to, or, in the case of leased or subleased assets or other possessory interests, valid and subsisting leasehold or other possessory interests (as measured in the context of their current uses) in all of the assets of the Company in order to conduct its business, free and clear of all Encumbrances, (ii) the assets of the Company constitute all the assets and rights necessary for the operation of the business of the Company as currently conducted, (iii) the Equipment is in good operating condition and repair and maintained in accordance with industry practices taking into account the age thereof, (iv) there are no assets, properties or rights necessary to conduct the business of the Company as the same was conducted immediately prior to the date hereof that are owned by any Person other than the Company which assets, properties or rights are not to be leased or licensed to Buyer under valid, current lease or license arrangements and (v) there are no contractual or legal restrictions to which the Company is a party or by which the Equipment is otherwise bound that preclude or restrict the Seller’s ability to use the Equipment for the purposes for which it is currently being used. The Company enjoys peaceful and undisturbed possession of all Equipment. The Equipment and other tangible assets owned or used by the Company have no known material defects. None of the assets of the Company is subject to any commitment or other arrangement for its sale or use by any Sellers, their Affiliates or third parties. The assets reflected on the December 31, 2005 Balance Sheet or acquired thereafter are valued on the books of the Company at or below the actual cost less an adequate and proper depreciation charge. The Company has not depreciated any of its assets on an accelerated basis (or in any other manner) inconsistent with applicable requirements of the Code.

2.12  Absence of Certain Changes, Events and Conditions. Since December 31, 2005, except as otherwise provided in or contemplated by this Agreement, the Company has not:

(a)  other than in the ordinary course of business consistent with past practice, sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any of its assets, other than the sale of obsolete Equipment;

(b)  permitted any of its assets to be subjected to any Encumbrance, except for the security interest granted by the Company in favor of HSS pursuant to that certain Security Agreement, dated as of April 27, 2006;

(c)  made any changes, including changes to collection practices, to be made in the operations of the Seller;

(d)  made any commitments for the Company to make capital expenditures in excess of $10,000 individually or in the aggregate;

(e)  made any amendment of the articles of incorporation or bylaws of the Company;

(f)  permitted any new agreement, contract, commitment or arrangement, or amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of the Company or any third parties that is material to the Company or that will continue in effect after the Closing Date and not be terminable by the Company on not more than 30 days’ written notice without payment of premium or penalty;

(g)  entered into any new Material Contract or any amendments or modifications to any existing such Material Contract;

(h)  borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business (excluding any capital lease obligations);

(i)  discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than in the ordinary course of business;

(j)  declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(k)  sold, assigned or transferred any material Intellectual Property Rights or disclosed any proprietary confidential information to any Person;

(l)  granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers, employees, independent contractors or agents, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or established, increased or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees;

(m)  made any material change in any method of accounting or accounting practice or policy, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

(n)  suffered any casualty loss or damage with respect to any assets, whether or not covered by insurance;

(o)  incurred or guarantied any indebtedness for borrowed money other than indebtedness repaid prior to the Closing;

(p)  except as otherwise provided in Schedule 2.12(p), deferred the payment of any accounts payable;

(q)  made any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(r)  merged or consolidated with, or acquired any equity or all or substantially all of the assets of, any other Person;

(s)  experienced any material adverse change in the condition, financial or otherwise, business, prospects, assets or rights of the Company;

(t)  conducted its business outside of the ordinary and usual course consistent with past practice;

(u)  made any change in the stock ownership of the Company or any interest in the Company to be granted or assigned;

(v)  incurred any Indebtedness in excess of a net amount of $5,000 to be created, incurred, assumed or guaranteed by the Company that cannot be prepaid or terminated without payment of premium or penalty, except for borrowings under existing credit agreements (or replacements therefor on substantially the same terms) or the creation of trade payables;

(w)  compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action, Indebtedness or any other claims or rights; or

(x)  entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

2.13  Litigation.

(a)  Except as set forth on Schedule 2.13, as of the date hereof: (i) there are no Actions against the Company pending, or, to the Knowledge of the Sellers, threatened to be brought against the Company or its business, (ii) the Company is not subject to any Governmental Order (nor, to the Knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Company or its business; and (iii) there is no Action pending, or, to the Knowledge of the Sellers, threatened to be brought that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, no preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Company to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, is in effect

(b)  Schedule 2.13 lists the following for the period from January 1, 2004 to the present (and, in the case of clause (z), any other matter referred to therein which is currently in effect): (x) all fines (civil and criminal), penalties imposed by any governmental agency or authority (other than short or long-term disability or medical claims), (y) actions, administrative or arbitration proceedings requiring a payment by the Company in excess of $10,000 (other than short or long-term disability claims) and (z) any final order, writ, judgment, injunction, decree, determination or other award of any court or any governmental agency which are related to the business or the assets of the Company.

2.14  Insurance. The Company has all insurance that is prudent for the conduct of its business, and (i) all insurance policies to which the Company is a party or under which the Company is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and the Company has paid all premiums due and are not in default, (ii) all insurance policies are sufficient for compliance by the Company with all applicable requirements of Law and all agreements to which the Company is a party or subject, in each case with respect to the business of the Company, (iii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company, and (iv) the Company has not been refused insurance, nor has coverage been previously canceled or materially limited, by an insurer to which the Company has applied for such insurance, or with which the Company has held insurance, within the last three years.

2.15  Material Contracts.

(a)  Schedule 2.15 sets forth all Material Contracts as of the date hereof.

(b)  Each Material Contract is intended to be binding upon the parties thereto and is legal, valid and binding on the parties thereto, enforceable in accordance with the terms thereof, except to the extent or limited by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws and general principles of equity.

(c)  The Company has performed its obligations under each such Material Contract and the Company is not in default under any such Material Contract and no condition exists nor event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Company under any such Material Contract.

(d)  The Company does not have any present expectation or intention of not fully performing all its material obligations under each such Material Contract.

(e)  To the Knowledge of the Sellers, no other party to any of the Material Contracts has breached or is in default thereunder.

(f)  The Sellers have delivered true, correct and complete copies of each Material Contract and all amendments thereto and documentation or correspondence modifying the terms thereof to the Buyer.

(g)  No customer which is a party to a Material Contract is entitled to any retroactive pricing, refund, rebate, price adjustment or other financial settlement for charges in excess of $5,000 relating to the sales by the business of the Company.

(h)  The sale of the Shares hereunder will not result in a default under or the termination of any Material Contract.

(i)  Except as set forth on Schedule 2.15, there are no contracts for the sale of goods or services by the Company as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late.

(j)  Except as set forth on Schedule 2.15, there are no contracts, options or bids for the sale of goods or services by the Company which include a liquidated damages clause for late delivery.

2.16  Accounts Receivable. All of the accounts receivable of the Company reflected on the Interim Balance Sheet are collectible, actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books, subject to no defenses or counterclaims. No reserves for bad debt in excess of the amounts thereof as of the date of the Interim Balance Sheet are required by GAAP. The allowance for doubtful accounts set forth in the Interim Balance Sheet is adequate in accordance with GAAP. The revenue in respect of the sales that gave rise to such receivables have been properly invoiced to customers and properly recognized in accordance with GAAP. The Sellers have no Knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth in the Financial Statements. Schedule 2.16 hereto accurately lists as of the date hereof, all receivables arising out of or relating to the business of the Company, the amount owing, and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of the Company for the repayment of such receivable which the Company purports to have. Since the date of Interim Balance Sheet, the Company has collected its receivables and payments under all Material Contracts in accordance with past business practices and has not negotiated for or accepted advance payments nor accelerated the collection of any such receivables or payments.

2.17  Inventory. All of the Company’s inventories are of good, usable and merchantable quality in all material respects and do not include obsolete or discontinued items. All inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business; and are recorded in the books of the Company at the lower of cost or market value. No write-down in inventory has been made or should have been made in the past two years, except as set forth on Schedule 2.17 hereto.

2.18  Permits and Licenses; Compliance with Law.

(a)  The Company currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including, without limitation, Environmental Permits, necessary to conduct the businesses in which it is engaged and to own and use the facilities and properties owned and used by it (collectively, “Permits”). Each such Permit is valid and in good standing with the issuer of the Permit and not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (i) the Company has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (ii) the Company is in material compliance with the requirements of all Permits. All such Permits held by the Company are assignable to the Buyer, and no governmental approvals are required for such assignment, except in each case as set forth on Schedule 2.18. The sale of the Shares hereunder will not result in a default under or the termination of any such Permit.

(b)  (i) The Company is in material compliance with all Laws and Governmental Orders applicable to the Company and (ii) the Company has not been charged at any time with a violation of any Law or any Governmental Order relating to the conduct of the business of the Company.

(c)  The Company has not received any written notice that the Company is in violation in any respect of any zoning regulation, building restriction, restrictive covenant, ordinance or other Law relating to any Real Property that the Company owns. The Real Property is not the subject of any condemnation action and there is no proposal under consideration by any Governmental Authority or entity to condemn the Real Property.

2.19  Environmental Matters. To Sellers’ Knowledge, (i) Hazardous Materials have not been Released on any Real Property except in compliance with applicable Law; (ii) there have been no events related to the Company or the Real Property that could give rise to liability under any Environmental Law; (iii) the Company is now, and has for the past three years been, in compliance with all applicable Environmental Laws and there are no extant conditions that could constitute a material impediment to such compliance in the future; (iv) the Company has disposed of all wastes containing Hazardous Materials in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits; (v) there are no pending or threatened Environmental Claims against the Company relating to the Real Property or the operations of the business of the Company; (vi) there is no environmental remediation or other environmental response occurring on any Real Property (including any easements, rights-of-way or other possessory interests in the real property of others) nor has the Company issued a request for proposal or otherwise requested an environmental contractor to begin plans for any such environmental remediation or other environmental response; and (vii) the Company has not received any notice, or has Knowledge of any circumstances related to liability, under CERCLA or any analogous state law.

2.20  Employee Benefit Matters. The Company has delivered true, accurate and complete copies of all Employee Benefit Plans applicable to any director, officer, employee, independent contractor or agent of the Company. All such Employee Benefit Plans are in compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and the Company has performed in all material respects all obligations required to be performed by it thereunder. The Company has no Union Employees. The Company has not incurred and, to Sellers’ Knowledge, no event, transaction or condition has occurred or exists which could result in the occurrence of, any liability to the Pension Benefit Guaranty Corporation or any “withdrawal liability” within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any company that would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company does not have in effect an Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, or, to the Knowledge of the Sellers, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits). The Company does not contribute in any multiemployer plan (within the meaning of Section 3(37) of ERISA) for the benefit of any of its directors, officers, employees, independent contractors or agents. All contributions that are due on or before the Closing Date to any Employee Benefit Plans, including without limitation salary reduction contributions and matching contributions, will have been contributed as of the Closing Date (to the extent such accrual is required under GAAP). The Company shall not adopt, amend or modify any Employee Benefit Plans or otherwise increase the salary or benefits of any of the directors, officers, employees, independent contractors or agents of the Company prior to the Closing Date. Except as set forth in Schedule 2.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) result in any payment becoming due to any employee (current, former or retired) of the Company under an Employee Benefit Plan, (y) increase any benefits otherwise payable under any Employee Benefit Plan or (z) result in the acceleration of the time of payment or vesting of any such benefits.

2.21  Customers and Suppliers.

(a)  Schedule 2.21 contains a list of (i) all customers and suppliers of the Company which have contracts (including oral contracts and purchase orders) with the Company involving purchases or sales in an amount in excess of $5,000 per annum and (ii) sole source suppliers to the Company with contracts with the Company.

(b)  Neither the Company nor any of the Sellers has received any notice or has any reason to believe that any customer of the Company (i) has ceased, or will cease, to use its products or goods, (ii) has substantially reduced or will substantially reduce, the use of products or goods of the Company or (iii) has sought, or is seeking, to reduce the price it will pay for products or goods of the Company, including in each case after the consummation of the transactions contemplated hereby. No customer of the Company described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c)  Neither the Company nor any of the Sellers has received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company, subject to general and customary price increases. No supplier of the Company described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.22  Labor Relations.

(a)  There are no labor organizations recognized as representing any of the directors, officers, employees, independent contractors or agents of the Company and (i) the Company is not party to any collective bargaining agreement or other labor union contract, (ii) there are no strikes, slowdowns, picketing, lockouts or work stoppages pending or threatened between the Company and any of its employees, and the Company has not experienced any such strike, slowdown, or work stoppage within the past two years, (iii) there are no unfair labor practice complaints or employee disputes pending against the Company before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company, and (iv) the Company is in material compliance in all respects with its obligations under all Laws and Governmental Orders governing its employment practices, including, without limitation, provisions relating to wages, hours and equal opportunity. The Company is in material compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, affirmative action and the payment of withholding and/or Social Security and similar taxes, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)  Except for the employment agreements contemplated hereby, each of the Sellers acknowledges and agrees that (i) Buyer shall have no obligation to employ any employee of the Company and (ii) that the terms and conditions of any such employment shall be determined by the Buyer in its sole and absolute discretion.

2.23  Employee Accruals. The Company does not carry accrued vacation time of any employees from one calendar year to the next and employees forfeit vacation time accrued in any calendar year to the extent they do not use it. There were, and at the date hereof there are and on the Closing Date there will be, no unpaid bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to December 31, 2005 due to present or former employees of the Company.

2.24  Intellectual Property Rights.

(a)  All Intellectual Property Rights held by the Company are valid and subsisting and provide the Company with the right to exclude all others from the use thereof. The Company is not, or as a result of the execution and delivery of this Agreement or the performance by the Company of their obligations hereunder will be, in material violation of any software license, sublicense or other agreement respecting intellectual property applicable to it, or give any party the right to require the Company to pay any amount or enter into any restrictions in order to continue the use of the Company’s Intellectual Property Rights. The Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights used in the business of the Company. There have been no claims made against the Company or threatened or, to the Knowledge of the Sellers, likely to be threatened by any Person, asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights owned or used by the Company or challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights owned or used by the Company.

(b)  The Company has not received any notices of any material unauthorized use, infringement or misappropriation by, or conflict with, any present or former employee of the Company, principal shareholders, strategic partners or any other third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that of the Company license any rights from a third party).

(c)  The conduct of the Company has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

(d)  To the Knowledge of the Sellers, the Intellectual Property Rights owned by or licensed to the Company have not been infringed, misappropriated or conflicted by other Persons.

(e)  No Intellectual Property Right is subject to any Encumbrance and there is no fact that would render the Intellectual Property Rights invalid. Except as set forth on Schedule 2.24, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by the Company. Other than as provided in the Material Contracts, the Company has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. No employee of the Company is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the Company’s Intellectual Property Rights.

(f)  The Company is the sole and exclusive owner of the Intellectual Property Rights owned by the Company and no governmental registration of any of the rights related to the Intellectual Property Rights owned by the Company has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request.

(g)  Except as listed on Schedule 2.24, as of the date of this Agreement, there are no written claims which have been received since January 1, 2004 and no proceedings are pending, or have been instituted or, to the Knowledge of the Sellers are threatened or impending which challenge the Company’s ownership rights in respect of any of the Intellectual Property Rights.

(h)  Neither this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the termination, suspension, breach, or violation of any contract between the Company and any Person relating to Intellectual Property Rights; or (ii) will result in the termination, suspension, breach, or violation of Intellectual Property Rights. All of the Company’s rights under the Intellectual Property Rights will continue unimpaired in all material respects as a consequence of the transactions contemplated by this Agreement.

(i)  The Intellectual Property Rights constitutes all of the intellectual property used in, or necessary to, the operation of the business of the Company.

2.25  Taxes.

(a)  The Company has timely filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. The Company has timely paid all Taxes that are due, or claimed by any taxing authority to be due, or has provided for all such Taxes on its financial statements in accordance with GAAP;

(b)  All Taxes shown on such Tax Returns have been timely paid;

(c)  No audits with respect to the Company are in process, pending or, the Knowledge of Sellers, threatened, no deficiencies or adjustments to Tax Returns exist or have been asserted in writing with respect to Taxes of the Company, no notice has been received in writing that any Tax Return or Taxes of the Company required to be filed or paid has not been filed or have not been paid;

(d)  There are no Tax liens on any of the assets of the Company;

(e)  All Taxes that the Company is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority;

(f)  The Company (i) is not currently or has ever been a member of an affiliated group filing a consolidated federal income tax return or (ii) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as transferee or successor, by contract or otherwise;

(g)  The Company has not ever been a party to any Tax sharing or similar agreements;

(h)  No consent under Section 341(f) of the Code has been filed with respect to the Company; and

(i)       The Company is not a USRPI as that term is defined in Section 897 of the Code and the Treasury Regulations thereunder.

2.26  Commissions. Neither the Company nor any Seller, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

2.27  Product Warranties. Set forth on Schedule 2.27 are representative forms of product warranties and guarantees granted or issued by the Company in connection with the business of the Company. None of the other product warranties or guarantees granted or issued by the Company in connection with its business differs in any material respect from such representative forms. Except as described in Schedule 2.27, since January 1, 2003, no product warranty or similar claims have been made against Company in connection with its business. The Company has committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Company, with respect to products sold prior to the Closing in the operation of its business.

2.28  Bank Accounts; Powers of Attorney. Within ten (10) days of the date hereof, the Company will provide in writing to the Buyer a true, correct and complete list of each bank in which the Company maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box, the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto, the names of any persons holding powers of attorney from the Company, true, correct and complete copies of any instrument of appointment and a summary statement of the terms thereof. There are and at the Closing will be no restrictions on the Company to terminate any such powers immediately upon written notice and to withdraw all such funds and close such bank accounts.

2.29  Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. The minute book of the Company contains complete and accurate records of all meetings held, and all corporate actions taken, by the shareholders or board of directors of the Company (or any committee of the board of directors). As of the Closing Date, all of these books and records will be in the possession of the Company.

2.30  Compliance with WARN Act. The Company has been exempt from, or has complied with, all applicable provisions of the WARN Act and the regulations thereunder in connection with all past reductions in work force relating to the Company.

2.31  Securities Laws. The Sellers expressly agree and acknowledge that the shares of Common Stock are not being registered and the Buyer has no present intention of registering such securities pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or otherwise, and the issuance of such securities is intended to be exempt from registration under Section 4(2) of the 1933 Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on the Sellers’ representations and warranties contained herein. The Sellers further acknowledge that the securities are being obtained solely for the Seller’s own account and for investment purposes only, within the meaning of the 1933 Act, and that the Sellers have no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the securities or any part thereof. The Sellers understand that the securities are characterized as “restricted securities” under the federal securities Laws inasmuch as such securities are being acquired from the Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, the Sellers are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

2.32  Exclusive Negotiations. Since April 28, 2006, neither the Sellers, the Company nor any of its officers, directors, representatives or Affiliates have, directly or indirectly, solicited or initiated the submission of any offer or proposal by, or participated in discussions or negotiations with, or provided any information to or otherwise cooperated with, any Person (other than Buyer or any officer or representative of Buyer) concerning any Third Party Transaction (as defined below). “Third Party Transaction” shall mean (a) any acquisition of any controlling interest in, or all or a substantial portion of the Company, (b) the possible disposition of any of the assets of the Company or its business, (c) the possible issuance of any capital stock of the Company, or (d) any business combination involving the Company or its business, whether by way of merger, consolidation, share exchange or other transaction.

2.33  Disclosure. No representation or warranty by the Sellers contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of any of the Sellers to the Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact known to the Sellers that has not been disclosed by the Sellers to the Buyer that might reasonably be expected to have or result in a material adverse effect on the operations of the business of the Company.

3.  Representations and Warranties of the Buyer and HSS.

In order to induce the Sellers to enter into this Agreement and sell the Shares, the Buyer and HSS, jointly, but not severally, make the following representations and warranties to the Sellers, which representations and warranties shall be true and correct as of the date hereof:

3.1  Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.2  Organization and Standing. HSS is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.3  Binding Agreement. Each of the Buyer and HSS have all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and HSS and the consummation by them of their obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer and HSS. This Agreement has been duly executed and delivered on behalf of the Buyer and HSS and, assuming the due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of the Buyer and HSS enforceable in accordance with its terms.

3.4  Absence of Violations or Required Consents. The execution, delivery and performance by the Buyer of this Agreement does not and will not: (a) violate or result in the breach or default of any provision of the articles of incorporation or by-laws of the Buyer; (b) violate any Law or Governmental Order applicable to the Buyer or any of its properties or assets; (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person; or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Buyer’s assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound.

3.5  Litigation. There are no Actions pending or threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby, or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including without limitation, the Buyer’s obligations under Article 1 hereof.

3.6  Valid Issuance of Securities. The shares of Common Stock, that may be issued to the Sellers hereunder, when and if issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Lock Up Agreement and under applicable state and federal securities Laws.

3.7  Commissions. None of Buyer, HSS or any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

3.8  SEC Filings. HSS has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 31, 2004 (collectively the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Report filed pursuant to the Securities Exchange Act of 1934 did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading.

4.  Covenants and Agreements.

4.1  Non-Solicitation. Neither the Sellers nor any of their respective Affiliates shall for the period from the date hereof through the date that is 3 years following the Closing Date, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Buyer) any employee, independent contractor or agent of the Buyer.

4.2  Confidentiality. At all times following the Closing Date, each of the Sellers and any corporation, partnership or trust controlled, directly or indirectly, by any of the parties shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the business or the assets of the Company (the “Confidential Information”); provided, however, that this paragraph (a) shall not restrict (i) disclosure by either party of any Confidential Information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the respective attorneys, accountants, lenders and investment bankers of the parties, (iii) any disclosure of information which is available publicly as of the date of this Agreement, which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, which is disclosed to either party by another Person who acquired it from a third party without an obligation of confidentiality to the Buyer or the Company or which is independently developed by an employee of either party who had no access to such information, (iv) the respective parties’ use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) the parties’ (and their respective Affiliates) use of such information in the conduct of their own businesses if and to the extent not prohibited by this Section. Any and all information disclosed by the Buyer to the Sellers as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Sellers shall be deemed Confidential Information.

4.3  Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, either party may at any time furnish any required information to the SEC regarding this Agreement or the transactions contemplated hereby.

4.4  Non-Compete.

(a)  Each of the Sellers covenants and agrees on its own behalf and on behalf of each of its Affiliates that from the date hereof and until the third anniversary of the Closing Date, neither the Sellers nor any of their Affiliates will directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business, whether as an employee, partner, agent, security holder, consultant or otherwise, that directly or indirectly (or through any affiliated entity) engages in the development and sales of software products for the operation of home health agencies in the geographic areas in which the Company operated or was actively planning on operating as of the Closing Date (the “Restricted Area”).

(b)  Each of the Sellers acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests as a Buyer of the Shares, which includes protecting valuable confidential business information, substantial relationships with customers throughout the Restricted Area and customer goodwill associated with the Company and its business. Each of the Sellers expressly authorizes the enforcement of the covenants provided for in this Section by (i) the Buyer, and (ii) any successors to the ownership of the Shares and/or the business of the Company. To the extent that the covenant provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision. The provision as modified shall then be enforced.

(c)  It is agreed by each of the Sellers on its own behalf and on behalf of its Affiliates that Buyer would be irreparably damaged by reason of any violation of this Section by the Sellers or any of their Affiliates, and that any remedy at law for breach of such provisions would be inadequate. Therefore, the Buyer shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against each of the Sellers and their respective Affiliates, for breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood by each of the Sellers that this injunctive or other equitable relief shall not be the Buyer’s exclusive remedy for any breach of this covenant and the Buyer shall be entitled to seek any other relief or remedy that may be available by contract, statute, law or otherwise for any breach hereof. It is agreed that the Buyer shall also be entitled to recover any and all attorneys’ fees and expenses in the enforcement of the provisions hereof.

4.5  Lock Up Agreement. On the Closing Date, the Buyer and each of the Sellers shall execute a three-year lock up agreement (the form of which is attached hereto as Exhibit A) with respect to the shares of Common Stock.

4.6  Escrow Agreement. On the Closing Date, the Buyer and each of the Sellers shall execute an escrow agreement (the form of which is attached hereto as Exhibit B).

4.7  Employee Matters. The parties agree that the Company employees will remain as employees at will of the Company following Closing and that HSS may select such employee benefits as it deems appropriate consistent with its human resource policies in effect from time to time. All such employees will qualify to participate in all benefit plans presently and hereinafter offered by HSS to its employees as well as the HSS stock option plan, subject to the general eligibility and participation provisions set forth in such plans.

4.8  Non-disparagement. At all times following the Closing Date, the Sellers will refrain from taking any action or making any statements which may injure or disparage the goodwill or reputation of the Buyer or its shareholders, customers, officers, directors, attorneys, employees, subsidiaries, related entities, successors and assigns within the business community or to the public at large.

4.9  Preparation of Financial Statements. The Sellers agree, at all times after the Closing Date, to cooperate fully with Buyer in the preparation of the financial statements that are required by Buyer to comply with its reporting obligations and requirements set forth on Form 8-K and otherwise in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder.

5.  Tax Matters.

5.1  Liability for Taxes.

(a)  The Sellers shall be severally, but not jointly, liable for and shall indemnify the Buyer, subject in all respects to the limits set forth in Article 6 below, for Buyer’s losses or expenses incurred as a direct result of the Company’s failure to pay any Taxes levied on the Company for any taxable year or period that ends on or before the Closing Date (“Pre-Closing Tax Periods”) and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date (“Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, and (ii) all liabilities imposed on the Company on or before the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes of the Company or any other corporation which is affiliated with the Company.

(b)  The Buyer shall be liable for, and shall indemnify the Sellers and their respective Affiliates for, all Taxes imposed on the Company or any of its Affiliates with respect to the Company for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c)  For purposes of this Section 5.1, whenever it is necessary to determine the liability for Taxes of the Company for a portion of a Straddle Period:

(i)  real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii)  all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Company had a taxable year or period that ended at the close of the Closing Date.

5.2  Adjustment to Consideration. The Buyer and each of the Sellers agree to report any indemnification payment made by the Company under Section 5.1 as an adjustment to the Consideration, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

5.3  Transfer and Conveyance Taxes. The Sellers shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes resulting from the consummation of the transactions contemplated by this Agreement.

6.  Survival; Indemnification.

6.1  Indemnification by Sellers. Sellers agree, severally, but not jointly, to indemnify and hold Buyer, HSS, their Affiliates, officers, directors, employees, agents and representatives (“Buyer Indemnified Parties”) harmless from any and all actual Claims and Damages Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any representation or warranty made herein or in any certificate delivered by the Sellers pursuant to this Agreement or (ii) any covenant or agreement made by the Sellers in this Agreement.

6.2  Indemnification by Buyer and HSS. Buyer and HSS agree, severally, but not jointly, to indemnify and hold Sellers, their Affiliates, officers, directors, employees, agents and representatives (“Seller Indemnified Parties”) harmless from any and all actual Claims and Damages Losses incurred or suffered by any Seller Indemnified Party arising out of (i) any representation or warranty made herein or in any certificate delivered by the Buyer or HSS pursuant to this Agreement or (ii) any covenant or agreement made by Buyer or HSS in this Agreement.

6.3  Limitations.

(a)  Buyer or HSS (“Buyers”) shall not be entitled to make a claim against Sellers for indemnity pursuant to this Article 6 except to the extent that the aggregate amount of Claims and Damages incurred by Buyers exceeds $25,000 (the “Basket”). Once the Basket is exceeded, Buyers shall be entitled to indemnification under this Article 6 for all of the Claims and Damages in excess of the Basket.

(b)  The aggregate amount of actual Claims and Damages recoverable by Buyers pursuant to indemnifiable claims under this Article 6, shall be limited to an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Cap”). Buyers shall not be entitled to make a claim against Sellers for indemnity pursuant to this Article 6 to the extent such claim would cause the aggregate amount of Buyers’ Claims and Damages indemnified by the Sellers to exceed the Cap.

(c)  Sellers shall have no obligation for any Claims or Damages suffered by Buyers unless Sellers shall have received a Notice of Claim with respect to such Claims or Damages on or before the 18-month anniversary of the Closing Date.

(d)  If the Closing occurs, except for remedies based upon fraud and except for equitable remedies, the remedies and limitations provided in this Article 6 of this Agreement constitute the sole and exclusive remedies for recovery based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party contained herein or in any certificate, Schedule or Exhibit furnished by any party in connection herewith, or based upon the failure of any party to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such party.

6.4  Subrogation. Upon payment in full of any Claims or Damages under this Article 6 or the payment of any judgment or settlement with respect to a Third Party Claim under this Agreement, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any person or entity with respect to the subject matter of such Claims and Damage or Third Party Claim.

6.5  Computation of Claims and Damages. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Claim or Damage under this Agreement, the Indemnifying Party will, subject to the provisions of this Article 6, pay the Indemnified Party the amount of the Claim or Damage reduced by (i) any amounts to which the Indemnified Party actually recovers from third parties in connection with such Claim or Damage (“Reimbursements”), and reduced by (ii) the Net Proceeds of any insurance policy payable to the Indemnified Party with respect to such Claim or Damage. For purposes of this Section, “Net Proceeds” shall mean the insurance proceeds actually paid, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys’ fees and other costs of collection) that relates to or arises from the making of the claim for indemnification. The Indemnified Party shall use reasonable efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages and otherwise to mitigate Claims and Damages. If any Indemnified Party receives any Reimbursement or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Reimbursement or Net Proceeds reduced the original payment at such time or times as and to the extent that such Reimbursement or Net Proceeds is actually received. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to the Indemnified Party’s employees, properties, books and records, and shall otherwise cooperate with and assist the Indemnifying Party and its agents and representatives in reviewing the propriety and the amount of any Claims or Damages, including, without limitation, the availability and/or amounts of Reimbursements and Net Proceeds.

6.6  Notice of Claims. Upon obtaining actual knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such knowledge, give written notice (a “Notice of Claim”) of such claim to the party or parties from which indemnification is or will be sought under this Article 6 (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder.

6.7  Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 6.6 hereof is a claim asserted by a third party, the Indemnifying Party shall have 30 days after the date that the Notice of Claim is given or deemed given by the Indemnified Party to notify the Indemnified Party in writing of the Indemnifying Party’s election to defend such third party claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control as is reasonably required by the Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third party claim. Regardless of which party is defending such third party claim, the Indemnified Party shall not pay, settle or compromise such third party claim without the consent of the Indemnifying Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall have the right to participate in the defense of such third party claim, at the Indemnified Party’s own expense. In the event, however, that the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will, subject to the provisions of this Article 6 pay the reasonable fees and disbursements of such counsel when due under such counsel’s customary billing practices. If the Indemnifying Party does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim; provided, however, that such Indemnified Party’s defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnifying Party under this Article 6. If the Indemnifying Party subsequently reasonably determines that the Indemnified Party is not defending such third party claim in good faith, the Indemnifying Party shall have the right, in addition to any other right or remedy it may have hereunder, to elect to assume the defense of such third party claim and, to the extent that the Indemnified Party has not defended such third party claim in good faith, and whether or not the Indemnifying Party shall have subsequently assumed the defense thereof, the indemnification obligations of the Indemnifying Party under this Article 6 shall be reduced or eliminated to the extent that such failure to defend in good faith shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is otherwise entitled to indemnification hereunder.

7.  Definitions.

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, claim, arbitration, or proceeding or investigation commenced by or pending before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Agreement” or “this Agreement” means this Purchase Agreement dated as of the date first above written (including the Annexes, Schedules and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 8.6 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Miami, Florida.

“Buyer” has the meaning specified in the introductory paragraph to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control” means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of Control (defined below) of the Company to a Person other than Buyer, HSS, or a Person wholly owned by HSS, (b) HSS or its wholly owned subsidiary shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act) of 100% of the equity interests of the Company, (c) the Buyer or its Affiliates terminate Jake Levy’s employment agreement for any reason other than “Cause”, or (d) any merger or consolidation of or with Buyer or HSS, or the sale of all or substantially all of the property or assets of Buyer or HSS, unless such merger or sale results in Buyer or HSS as the surviving entity, which shall not be a Change of Control.

“Claims and Damages” means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 8, reasonable attorneys’ fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 6 hereof, but shall not include any consequential, special, multiple, punitive or exemplary damages, except to the extent such damages have been recovered by a third party and are the subject of a third party claim for which indemnification is available under the express terms of Article 6 hereof.

“Closing” has the meaning set forth in Section 1.7 hereof.

“Closing Date” has the meaning set forth in Section 1.7 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 1.5 hereof.

“Consideration” has the meaning set forth in Section 1.3 hereof.

“Contingent Payment” has the meaning set forth in Section 1.5 hereof.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“December 31, 2005 Balance Sheet” means the balance sheet of the Company as of December 31, 2005.

“Earnout” has the meaning set forth in Section 1.4 hereof.

“Employee Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of the Company, other than any de minimis, fringe or unwritten benefit plans, programs, policies or arrangements, the costs of which, to the Company, are not material.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contributions, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Law relating to the environment, health, safety or Hazardous Materials, in force and effect on the Closing Date (exclusive of any amendments or changes to such Law or any regulations promulgated thereunder or orders, decrees or judgments issued pursuant thereto which are enacted, promulgated or issued after the date hereof, or in the case of such certificate, on or after the Closing Date), including but not limited to, CERCLA; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S)6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)6901 et seq.; the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S)2601 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. (S)(S)7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S)300f et seq.; the Atomic Energy Act, 42 U.S.C. (S)(S)2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S)136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S)1101 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Equipment” means all of the tangible personal property, machinery, equipment, vehicles, computer hardware, databases, rolling stock, furniture, and fixtures in which the Company has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.20 hereof.

“Financial Statements” has the meaning set forth in Section 2.7(a) hereof.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, and any other chemicals, materials, or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any Environmental Law.

“HSS” means Health Systems Solutions, Inc., a Nevada corporation.

“Indebtedness” means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

“Indemnified Party” has the meaning set forth in Section 6.6 hereof.

“Indemnifying Party” has the meaning set forth in Section 6.6 hereof.

“Intellectual Property Rights” means all patents, trademarks, trade names, trade dress, domain names, software, programming content, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, in all forms and languages, whether owned or used by, or licensed to, the Company and used in or related to its business.

“Interim Balance Sheet” has the meaning set forth in Section 2.8 hereof.

“Interim Financial Statements” has the meaning set forth in Section 2.8 hereof.

“Knowledge” (i) with respect to any Seller who is not an employee of the Company, means actual knowledge, and (ii) with respect to either party of this Agreement or any Seller who is a Company employee, means such information as such Seller-employee or any of such party’s officers or key employees actually knew or should, after reasonable inquiry, have known.

“Law” means any federal, state, local or foreign constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, order, decree or other requirement, restriction or rule of law.

“Liability Claim” has the meaning set forth in Section 6.2(b) hereof.

“Line of Credit” has the meaning set forth in Section 1.3(a) hereof.

“Material Adverse Effect” means any circumstance, change in, or effect on the Company that has a material adverse effect on the business, results of operations, condition (financial or otherwise), or prospects of the Company taken as a whole.

“Material Contracts” means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments to which the Company is a party or by which any of the assets of the Company are bound as described below: (i) any agreement or contract providing for payments by the Company to any Person in excess of $10,000 per year or $50,000 in the aggregate over the five-year period commencing on the date hereof; (ii) any employment agreement or consulting agreement or similar contract; (iii) any retention or severance agreement or contract; (iv) any distribution agreement or contract associated with the business of the Company; (v) any lease of Equipment or Real Property or license with respect to Intellectual Property Rights (other than licenses granted in from another Person providing for payments to another Person in excess of $10,000 in any year); (vi) any joint venture, partnership or similar agreement or contract of the Seller; (vii) any agreement or contract under which the Company has borrowed or loaned any money in excess of $10,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $10,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $10,000; (viii) any covenant not to compete or contract or agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of either of the Sellers or the Company to compete in any line of business or with any Person or in any area; and (ix) any of the contracts, agreements or arrangements, listed on Schedule 2.15.

“Net Assets” means the total assets of the Company as set forth in the Closing Date Balance Sheet adjusted for all adjustments to the Closing Date Balance Sheet which are necessary to remove the effects, if any, resulting from any change in the assets or liabilities of the Company during the period from the date of the balance sheet included in the Interim Financial Statements, caused by any of the following: (A) any change resulting from a change in GAAP, including those promulgated after the Interim Financial Statements are is prepared, regardless of whether or not otherwise required to be made, except as agreed to between Sellers and Buyer; (B) any change resulting from a change of an accounting policy, practice, procedure, allocation method or estimation technique from that followed in preparing the Interim Financial Statements; (C) any extraordinary or non-recurring gains or any transactions not in the ordinary course of business consistent with past practices of the Company ; (D) any corrections relating to mathematical mistakes, mistakes in the application of accounting principles, or oversight or misuse of facts that existed at the date of the Interim Financial Statements and affected the determination of any amounts in the Interim Financial Statements; and (E) any change in the amount of the Company’s reserves for its business from the amounts of the reserves reflected in the Financial Statements. For all purposes of this Agreement, reserves shall be deemed to include (without limitation) balance sheet reserves whether related to accounts receivable, billed or unbilled, contracts in process, inventories, fixed assets or any other assets of the Company, regardless of whether any such reserve is recorded as an offset to such asset’s carrying value or is included as an accrued liability in the Closing Date Balance Sheet. “Net Proceeds” has the meaning set forth in Section 6.5 hereof.

“Notice of Claim” has the meaning set forth in Section 6.6 hereof.

“Permits” has the meaning set forth in Section 2.18(a) hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Tax Periods” has the meaning set forth in Section 5.1(a) hereof.

“Property Taxes” has the meaning set forth in Section 5.1(c)(i) hereof.

“Real Property” means the real property and related mineral rights owned by, and all easements, rights-of-way and other possessory interests in real estate of the Company , together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reimbursements” has the meaning set forth in Section 6.5 hereof.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Required Consents” means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) federal, state or local health care laws, (b) the Securities Act of 1933, as amended, and (c) antitrust or other competition Laws of other jurisdictions.

“Sale” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Straddle Period” has the meaning set forth in Section 5.1(a) hereof.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

“Tax” or “Taxes” means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), fees, surcharges, contributions, or other payments including but not limited to administrative or regulatory fees, imposed by any local, state, federal or foreign government or governmental agency or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Union Employee” means an employee of the Company whose terms and conditions of employment are governed by the terms of any collective bargaining agreement.

8.  Miscellaneous Provisions.

8.1  Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2  Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section.

If to the Sellers:

c/o Carekeeper Software, Inc.
One Dunwoody Park
Suite 240
Atlanta, Georgia 33038
Attention: Jake Levy
Telephone: (678) 781-3104
Facsimile: (770) 392-1805

With a copy to:

Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Attention: Daniel B. Brown, Esq.
Telephone: 678-553-2100
Facsimile: 678-553-2212

If to the Buyer or HSS:

Carekeeper Solutions, Inc.
405 North Reo Street, Suite 300
Tampa, Florida 33609
Attention: B. M. Milvain
Telephone: (813) 282-3303
Facsimile: (813) 282-8907

With a copy to:

Adorno & Yoss LLP
2525 Ponce de Leon Boulevard
Suite 400
Miami, Florida 33134-6012
Attention: Seth P. Joseph, Esq.
Telephone: (305) 460-1000
Facsimile: (305) 460-1422

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

8.3  Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.4  Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

8.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.6  Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Responsible Party and the Buyer or (b) by a waiver in accordance with Section 8.4 hereof.

8.7  Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

8.8  Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

8.9  Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.10  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

8.11  Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought in courts of competent jurisdiction in Miami-Dade County, Florida.

8.12  Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

8.13  Specific Performance. Each of the Sellers acknowledge and agree that in the event of any breach of this Agreement, the Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Miami-Dade County, Florida.

8.14  Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

Carekeeper Solutions, Inc.

By:	/s/ B. M. Milvain
B. M. Milvain, President

HSS:

Health Systems Solutions, Inc.

By:	/s/ B. M. Milvain
B. M. Milvain, President

SELLERS:

/s/ Jake A. Levy
Jake A. Levy

/s/ Dorothy C. Levy
Dorothy C. Levy

/s/ Herbert Fritch
Herbert Fritch

/s/ Marilyn Bernath
Marilyn Bernath

/s/ Beverly Schapiro
Beverly Schapiro

/s/ Rose Gantner
Rose Gantner

ANNEX I

PRO RATA OWNERSHIP OF SHARES

Shareholder Name	Number of Class A Non-Voting Shares Beneficially Owned	Number of Class B Voting Shares Beneficially Owned
Jake A. Levy	366,966.0	19,314.0
Dorothy C. Levy	328,612.5	20,137.5
Herbert Fritch	128,934.0	6,786.0
Marilyn Bernath	18,000.0	—
Beverly Schapiro	18,000.0	—
Rose Gantner	18,000.0	—
TOTAL	878,512.5	46,237.5

EXHIBITS

A  Lock-Up Agreement

B  Escrow Agreement